Filed pursuant to Rule 424(b)(3)
File No. 333-129198
PROSPECTUS
Offer to Exchange
6 1/8% Senior Notes due 2015, Series B
that have been registered under the Securities Act of 1933
for any and all outstanding
6 1/8% Senior Notes due 2015
($200,000,000 principal amount outstanding)
THE EXCHANGE OFFER
      The exchange offer expires at 5:00 p.m., New York City time, on March 3, 2006, unless extended.
      The exchange offer is not conditioned upon the tender of any minimum aggregate amount of the outstanding 6 1/8% Senior Notes due 2015, which we refer to in this prospectus as the outstanding 6 1/8% notes.
      All of the outstanding 6 1/8% notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.
      The exchange offer is subject to certain conditions, including that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.
THE EXCHANGE NOTES
      The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding 6 1/8% notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the outstanding 6 1/8% notes. We will not apply for listing any of the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system.
      The exchange notes will be our senior unsecured obligations and will rank equally with any of our unsecured senior indebtedness and senior to any of our future subordinated indebtedness. The exchange notes will be effectively subordinated to any secured debt, including our new senior credit facility, and any indebtedness of subsidiaries that are not guarantors. Substantially all of our existing domestic subsidiaries will, and certain of our future domestic subsidiaries may, guarantee the exchange notes with unconditional guarantees. The guarantees will be senior unsecured obligations of such subsidiaries and will rank equally with such subsidiaries’ senior indebtedness, will rank senior to such subsidiaries’ subordinated indebtedness and will be effectively subordinated to any secured indebtedness of such subsidiaries, including indebtedness under our new senior credit facility.
      Interest on the exchange notes will accrue from July 27, 2005, or from the most recent interest payment date to which interest has been paid, and we will pay interest on the exchange notes on February 15 and August 15 of each year, commencing February 15, 2006. The exchange notes will mature on August 15, 2015.
      We urge you to carefully consider the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 27, 2006.

      We have prepared this prospectus based on information we have or have obtained from sources we believe to be reliable. Summaries of documents contained in this prospectus may not be complete; we will make copies of actual documents available to you upon request. We do not represent that the information herein is complete. The information in this prospectus is current only as of the date on the cover, and our business or financial condition and other information in this prospectus may change after that date. You should consult your own legal, tax and business advisors regarding participation in the exchange offer. Information in this prospectus is not legal, tax or business advice.
      You should base your decision to participate in the exchange offer solely on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information in connection with the exchange offer covered by this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.
      We urge you to contact us with any questions about this exchange offer or it you require additional information to verify the information in this prospectus.
      We are not making an offer to sell, or a solicitation of an offer to buy, the outstanding 6 1/8% notes or the exchange notes in any jurisdiction where, or to any person to or from whom, the offer or sale is not permitted. We do not make any representation to you that the exchange notes are a legal investment for you.
      Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the exchange notes and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.
      The federal securities laws prohibit trading in our securities while in possession of material non-public information with respect to us.
NOTICE TO NEW HAMPSHIRE RESIDENTS
      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements based on our expectations, assumptions, estimates and projections about our business. These forward-looking statements involve risks and uncertainties. You should not rely on any of these forward-looking statements. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Our actual results will almost certainly differ, and in some cases materially differ, from those anticipated in these forward-looking statements as a result of many factors, including those described in the “Risk Factors” section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
      The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	the level of North American and worldwide oil and gas exploration and production activity;

•	worldwide economic conditions, particularly economic conditions in North America;

•	oil and gas production costs;

•	the expected costs of developing new reserves;

•	national government political requirements and the policies of the Organization of Petroleum Exporting Countries (“OPEC”);

•	the price and availability of alternative fuels;

•	changes in domestic and foreign environmental regulation;

•	changes in domestic and foreign tax laws and policies;

•	changes in domestic and foreign regulations and labor practices;

•	currency fluctuations and devaluations;

•	currency restrictions, banking crises and limitations on repatriation of profits; and

•	political instability or military conflict.
      These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors” and elsewhere in this prospectus. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements.
      You should carefully read this prospectus and the documents referred to herein in their entirety. They contain information that you should consider when making your investment decision.

      We sold the outstanding 6 1/8% notes to Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities, J.P. Morgan Securities Inc. and Natexis Bleichroeder Inc., as the initial purchasers, on July 27, 2005, in transactions not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(2) of the Securities Act. The initial purchasers placed the outstanding 6 1/8% notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) (“Qualified Institutional Buyers” or “QIBs”) in reliance on Rule 144A under the Securities Act and non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act, each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the outstanding 6 1/8% notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. We are offering the exchange notes hereby in order to satisfy our obligations under a registration rights agreement among us, the subsidiary guarantors and the initial purchasers relating to the outstanding 6 1/8% notes.

      The exchange notes will bear interest at a rate of 6 1/8% per annum, payable semiannually on February 15 and August 15 of each year, commencing February 15, 2006. Holders of exchange notes of record on February 1, 2006, will receive on February 15, 2006, an interest payment in an amount equal to (x) the accrued interest on such exchange notes from the date of issuance thereof to February 15, 2006, plus (y) the accrued interest on the previously held outstanding 6 1/8% notes from the date of issuance of such outstanding 6 1/8% notes (July 27, 2005) to the date of exchange thereof. The outstanding 6 1/8% notes and the exchange notes mature on August 15, 2015.
      The outstanding 6 1/8% notes were initially represented by two global outstanding 6 1/8% notes (the “Old Global Notes”) in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC” or the “Depositary”), as depositary. The exchange notes exchanged for outstanding 6 1/8% notes represented by the Old Global Notes will be initially represented by one or more global exchange notes (the “Exchange Global Notes”) in registered form, registered in the name of the Depositary. See “Description of the Exchange Notes — Book-Entry, Delivery and Form”. References herein to “Global Notes” shall be references to the Old Global Notes and the Exchange Global Notes.
      Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the “SEC” or “Commission”), exchange notes issued pursuant to the exchange offer in exchange for outstanding 6 1/8% notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such outstanding 6 1/8% notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is our “affiliate” (within the meaning of Rule 405 of the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the exchange notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes. Holders of outstanding 6 1/8% notes wishing to accept the exchange offer must represent to us that such conditions have been met.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must agree that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding 6 1/8% notes where such outstanding 6 1/8% notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.
      The exchange notes will be a new issue of securities for which there currently is no market. The initial purchasers are not obligated to make a market in the exchange notes, and any such market making may be discontinued at any time without notice. As the outstanding 6 1/8% notes were issued and the exchange notes are being issued to a limited number of institutions who typically hold similar securities for investment, we do not expect that an active public market for the exchange notes will develop. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the exchange notes on any securities exchange or for quotation through the Nasdaq Stock Market. See “Risk Factors”.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc. in

New York, New York. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-3000.
      In addition, we make available on our web site at http://www.grantprideco.com our reports on Forms 10-K, 10-Q, and 8-K (as well as all amendments to these reports) as soon as practicable after they have been electronically filed. The information on our website is not a part of this prospectus. We can be contacted at our principal executive offices at 400 N. Sam Houston Parkway E., Suite 900, Houston, Texas 77060 (telephone number (281) 878-8000).
INCORPORATION BY REFERENCE
      In this prospectus, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus and until the exchange offer is complete. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Annual Report on Form 10-K for the year ended December 31, 2004.

•	Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2005, as amended.

•	Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2005, as amended.

•	Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005, as amended.

•	Our definitive proxy statement filed on April 11, 2005.

•	Current Report on Form 8-K dated March 31, 2005.

•	Current Report on Form 8-K dated April 7, 2005.

•	Current Report on Form 8-K dated May 17, 2005 and filed with the SEC on May 23, 2005.

•	Current Report on Form 8-K dated July 26, 2005.

•	Current Report on Form 8-K dated July 27, 2005.

•	Current Report on Form 8-K dated August 9, 2005.
      The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.
      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:
Grant Prideco, Inc.
400 N. Sam Houston Parkway East
Suite 900
Houston, Texas 77060
Attention: Investor Relations
Telephone Number: (281) 878-8000
      To obtain timely delivery of any copies of filings requested, please write or telephone no later than February 24, 2006, which is five business days before the expiration date of the exchange offer.

SUMMARY
      The summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. This summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus or incorporated into this prospectus by reference. You should read carefully this entire prospectus and should consider, among other things, the SEC filings and financial statements that we have incorporated by reference and the matters set forth in the section entitled “Risk Factors” before deciding to invest in the notes.
      Unless the context otherwise requires, all references to “Grant Prideco” or “we,” “us” or “our company” refer to Grant Prideco, Inc., together with its direct and indirect subsidiaries.
Grant Prideco, Inc.
Business Overview
      We are the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services. Our drill stem and drill bit products are used to drill oil and gas wells while our tubular technology and services are primarily used in drilling and completing oil and gas wells. Our customers include drilling contractors; North American oil country tubular goods (OCTG) distributors; major, independent and state-owned oil companies; and other oilfield service companies. We primarily operate through three business segments: (1) Drilling Products and Services, (2) Drill Bits and (3) Tubular Technology and Services.
Drilling Products and Services Segment
      Our Drilling Products and Services segment manufactures and sells a variety of drill stem products used for the drilling of oil and gas wells. The principal products sold by this segment are: (1) drill pipe products, including tool joints, (2) drill collars and heavyweight drill pipe and (3) drill stem accessories.
      With the increased complexity of drilling activity, demand for our proprietary line of eXtremetm drilling and other premium drilling products has remained strong. This value-added product line coupled with our XT® (eXtreme torque) connections is specifically designed for extreme drilling conditions such as extended reach, directional, horizontal, deep gas, offshore and ultra-deepwater drilling, as well as high-temperature, high-pressure and corrosive well conditions. We believe that our eXtreme product line offers some of the highest-performance drilling products ever brought to market and provides our customers with engineered solutions for some of their most challenging drilling applications.
      The following is a description of our principal drill stem products:

Drill Pipe Products
      Drill pipe is the principal tool, other than the rig, required for the drilling of an oil or gas well. Its primary purpose is to connect the above-surface drilling rig to the drill bit. We offer a broad line of premium drilling products designed for the offshore, international and domestic drilling markets. Our premium drilling products include our proprietary lines of XT connections and 5 7/8 8-inch drill pipe that delivers hydraulic performance superior to standard 5 1/2-inch drill pipe and weight benefits superior to standard 6 5/8-inch drill pipe.

Drill Collars
      Drill collars are used in the drilling process to place weight on the drill bit for better control and penetration. Drill collars are located directly above the drill bit and are manufactured from a solid steel bar to provide necessary weight.

Heavyweight Drill Pipe and Other Drill Stem Products
      Heavyweight drill pipe is a thick-walled seamless tubular product that is less rigid than a drill collar. Heavyweight drill pipe provides a gradual transition zone between the heavier drill collar and the lighter drill pipe. We also provide kellys, subs, pup joints (short and odd-sized tubular products) and other drill stem accessories. These products all perform special functions within the drill string as part of the drilling process.

IntelliServtm Intelligent Drill Pipe
      Intelligent drill pipe permits real-time transfer of data through the drill string. This modified drill pipe is embedded with a telemetry system that permits two-way data transmission along the drill string at rates of up to two million bits per second, which is exponentially greater than the data transmission rates for measurement in the drilling and logging systems utilized today. We currently are in the field trial testing and refinement stage and have not yet introduced a product commercially. Due to the unproven nature of the technology and that it is still in its development stage, we can provide no assurances that it will be successful or can be marketed and sold on a commercial basis.
Drill Bits Segment
      Our Drill Bits segment’s products and services are comprised of the operations of ReedHycalogtm. ReedHycalog is a leading global designer, manufacturer and distributor of drill bits and related technology to the oil and gas industry. Drill bits constitute a very small percentage of total well costs, but are a critical component of well-construction economics. The time required to drill a well is directly related to a drill bit’s rate of penetration and footage drilled prior to becoming dull and requiring replacement. The drill bit market consists of two product types: fixed-cutter bits and roller-cone bits. We manufacture and sell both product types on a global basis.
      Typically, roller-cone bits are most appropriate for shallow land rig operations, while higher performance roller-cone or fixed-cutter bits with better rates of penetration and longer lives offer the most economic choice for offshore and deep wells where rig rates and trip costs are high. However, there is a trend towards increased use of fixed-cutter bits in operations that traditionally have utilized roller-cone bits.
      The following is a description of our principal drill bits products:

Fixed-Cutter Bits
      ReedHycalog first manufactured fixed-cutter natural diamond bits in 1953 and synthetic polycrystalline diamond compact (PDC) bits in 1974. We provide fixed-cutter bit types and technology under various brand names including TreXtm, SteeringWheeltm, Rotary Steerable and many others. One of the most significant recent innovations is our TReX cutter technology, which significantly increases abrasion resistance (wear life) without sacrificing impact resistance (toughness). This technology produces material that maintains a sharp, low-wearing cutting edge that is producing results that exceed conventional standards for PDC bit performance.

Roller-Cone Bits
      ReedHycalog has manufactured roller-cone bits since 1916 and produces roller-cone bits for a wide variety of oil and gas drilling applications. We market our roller-cone products and technology under various brand names, including our recently introduced TuffDutytm, TuffCuttertmand Titantm lines of roller cone products.
Tubular Technology and Services Segment
      Our Tubular Technology and Services segment provides a full range of premium threaded connections for casing, production tubing and other accessory equipment. This segment also manufactures and sells premium casing for use with third-party connections and is a leading supplier of tubulars and threaded connections for the large-bore tubular market. Within our Tubular Technology and Services segment, there are four product lines: Atlas Bradford® premium connections, Tube-Alloytm accessories, TCAtm premium casing and XL Systems large bore connections and services.
      The following is a description of our principal premium connections and tubular products and services:

Atlas Bradford® Threading and Service
      We market our premium engineered connections primarily through our Atlas Bradford product line, which has been recognized as one of the industry’s leading connection lines for more than 40 years. We also manufacture and sell connections for drilling with casing and expandable operations on a worldwide basis and recently introduced our licensed ATS-Etm semi-premium connection for sale on a worldwide basis. Our customers use premium connections when they need a connection that maintains a gas-tight seal while subjected to extreme tension, pressure and compression forces or while drilling near environmentally sensitive areas.

Tube-Alloytm Accessories
      Tubular accessories are manufactured and sold through our Tube-Alloy product line and include flow control equipment, such as vacuum-insulated tubing, pup joints and landing nipples. Our vacuum-insulated tubing represents an advanced flow-control solution used to minimize paraffin deposits, gas hydrate formation and annular pressure buildup in deepwater production environments. Through our Tube-Alloy product line, we thread third-party tubular products with our Atlas Bradford connections as well as with third-party connections licensed to us.

TCAtm Casing Products
      Premium casing products are offered through our TCA product line. These product offerings are designed to address that segment of the oilfield tubular casing market that requires special product characteristics and performance not generally offered by the tubular steel mills. Our TCA product line also provides tubular processing services for major tubular steel mills. We manufacture and sell premium casing, which includes high-performance, proprietary and custom-designed OCTG from 5 to 17 inches in diameter, as well as API casing.

XL Systems
      Our XL Systems product line offers an integrated package of large-bore tubular products and services for offshore wells. This product line includes our proprietary line of wedge thread marine connections on large-bore tubulars and related engineering and design services. We provide this product line for drive pipe, jet strings and conductor casing. We also offer weld-on connections and service personnel in connection with the installation of these products. We recently completed development of our new high strength Vipertm weld-on connector that we believe will permit us to penetrate traditional markets that do not require the enhanced performance of our proprietary wedge thread design. We currently offer top tension production risers and have begun to bundle our riser products with other third-party technology to offer a complete line of riser products. The tubular and coupling components of our riser products are often manufactured for our XL Systems product line by our Atlas Bradford and TCA product lines.

Refinancing Transactions
      We have recently completed, in addition to the offering of the outstanding 6 1/8% notes, other refinancing transactions (as specifically described below).

•	New Credit Facility. On May 17, 2005, we and certain of our subsidiaries replaced our then-existing credit facility with a new Credit Agreement with Bank of America, N.A., as syndication agent, Wells Fargo Bank, National Association, as administrative agent and U.S. Swing Line Lender, HSBC Bank, Plc as U.K. Swing Line Lender, and Deutsche Bank Securities Inc., as Documentation Agent (the “New Credit Facility”). The New Credit Facility provides for aggregate borrowings of up to $350 million, including up to $25 million of U.K. borrowings. In addition, we have a one-time option to increase aggregate U.S. borrowing availability by an additional $50 million. The U.S. portion of the New Credit Facility is secured by substantially all of our and our subsidiaries’ U.S. assets, including U.S. inventories, equipment, receivables, owned real property and 65% of the stock of certain foreign subsidiaries. The U.K. portion of the credit facility is guaranteed by Grant Prideco and all U.S. subsidiaries and is secured by substantially all of our and our subsidiaries’ U.K. assets.

•	Redemption of 9 5/8% Senior Notes due 2007. Contemporaneously with entry into the New Credit Facility, we announced the call for redemption of our $200 million principal amount of 9 5/8% Senior Notes due 2007. The 9 5/8% Senior Notes were redeemed in accordance with the indenture governing the 9 5/8% Senior Notes for 100% of the aggregate principal amount thereof plus accrued and unpaid interest, plus a make whole premium. The make whole premium was calculated by discounting future interest and principal of the notes at a rate equal to the applicable Treasury Yield plus 50 basis points. Such redemption was completed on June 17, 2005 and was funded utilizing cash on hand and borrowings under the New Credit Facility.

•	Tender Offer for 9% Senior Notes due 2009. On July 13, 2005, we launched a cash tender offer for all of the $175 million outstanding principal amount of our 9% Senior Notes due 2009. As of 12:00 midnight, New York City time, August 9, 2005, the expiration date for the tender offer, tenders had been received from holders of $174,905,000 in aggregate principal amount of 9% Senior Notes, representing approximately 99.95% of the outstanding 9% Senior Notes. In connection with the tender offer, we received the requisite consents to amend the indenture governing the 9% Senior Notes to eliminate substantially all of the restrictive covenants and certain events of default. Accordingly, we amended the indenture by entering into a supplemental indenture on July 27, 2005. A copy of the supplemental indenture is incorporated by reference in the registration statement of which this prospectus is a part.
      In this prospectus, we refer to this offering, the entering into of the New Credit Facility, the application of the proceeds thereof, including for the redemption of the 9 5/8% Senior Notes, and the tender offer for the 9% Senior Notes, collectively, as the “Refinancing.” See “Description of Refinancing Transactions” below.

The Exchange Offer

Background of the outstanding 6 1/8% notes	We issued $200 million aggregate principal amount of our 6 1/8% Senior Notes due 2015 to Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Natexis Bleichroeder Inc., as the initial purchasers, on July 27, 2005. The initial purchasers then sold the outstanding 6 1/8% notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. Because they were sold pursuant to exemptions from registration, the outstanding 6 1/8% notes are subject to transfer restrictions.

In connection with the issuance of the outstanding 6 1/8% notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the outstanding 6 1/8% notes.

The exchange offer	We are offering to exchange up to $200 million principal amount of exchange notes for an identical principal amount of the outstanding 6 1/8% notes. The outstanding 6 1/8% notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the outstanding 6 1/8% notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.

Resale of exchange notes	We believe you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• you acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

• you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for the outstanding 6 1/8% notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration date	5:00 p.m., New York City time, on March 3, 2006 unless we extend the exchange offer. It is possible that we will extend the exchange offer until all of the outstanding 6 1/8% notes are tendered. You may withdraw the outstanding 6 1/8% notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Expiration Date; Extensions; Amendments”.

Withdrawal rights	You may withdraw the outstanding 6 1/8% notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable Automated Tender Offer Program (ATOP) procedures of The Depositary Trust Company (DTC) at any time before 5:00 p.m. New York City time on the expiration date. See “The Exchange Offer — Withdrawal of Tenders”.

Accrued interest on the exchange notes and our outstanding 6 1/8% notes	The exchange notes will bear interest from July 27, 2005 or, if later, from the most recent date of payment of interest on the outstanding 6 1/8% notes. Accordingly, holders of outstanding 6 1/8% notes that are accepted for exchange will not receive interest that is accrued but unpaid on the outstanding 6 1/8% notes at the time of tender.

Conditions to the exchange offer	The exchange offer is subject only to the following conditions:

• the compliance of the exchange offer with securities laws;

• the proper tender of the outstanding 6 1/8% notes;

• the representation by the holders of the outstanding 6 1/8% notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in the distribution of the exchange notes; and

• no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

Representations and warranties	By participating in the exchange offer, you represent to us that, among other things:

• you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

• you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Procedures for tendering our outstanding 6 1/8% notes	To accept the exchange offer, you must send the exchange agent either

• a properly completed and executed letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s ATOP system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; and either

• a timely confirmation of book-entry transfer of your outstanding 6 1/8% notes into the exchange agent’s account at DTC; or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

Other procedures may apply to holders of certificated notes. For more information, see “The Exchange Offer — Procedures for Tendering”.

Tenders by beneficial owners	If you are a beneficial owner whose outstanding 6 1/8% notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those outstanding 6 1/8% notes in the exchange offer, please contact the registered holder as soon as possible and instruct that holder to tender on your behalf and comply with the instructions in this prospectus.

Guaranteed delivery procedures	If you are unable to comply with the procedures for tendering, you may tender your outstanding 6 1/8% notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures”.

Acceptance of the outstanding 6 1/8% notes and delivery of the exchange notes	If the conditions described under “The Exchange Offer — Conditions” are satisfied, we will accept for exchange any and all outstanding 6 1/8% notes that are properly tendered before the expiration date.

Effect of not tendering	Any of the outstanding 6 1/8% notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding 6 1/8% notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the outstanding 6 1/8% notes under the federal securities laws.

Material U.S. federal income tax considerations	See “Material U.S. Federal Income Tax Considerations” for a discussion of the material U.S. federal income tax considerations we urge you to consider before tendering the outstanding 6 1/8% notes in the exchange offer.

Exchange agent	Wells Fargo Bank, National Association, is serving as exchange agent for the exchange offer. The address for the exchange agent is listed under “The Exchange Offer — Exchange Agent”.
The Notes
      The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the outstanding 6 1/8% notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the outstanding 6 1/8% notes, and both the outstanding 6 1/8% notes and the exchange notes are governed by the same indenture. The summary below describes the principal terms of both the outstanding 6 1/8% notes and the exchange notes. In this document, the term “notes” refers to both the outstanding 6 1/8% notes and the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Grant Prideco, Inc.

Notes Offered	$200,000,000 principal amount of 6 1/8% senior notes due 2015, Series B.

Maturity Date	August 15, 2015.

Interest Rate	6 1/8% per year.

Interest Payment Dates	February 15 and August 15, beginning on February 15, 2006. Interest will accrue from the issue date of the notes.

Ranking	The notes will be senior unsecured obligations of Grant Prideco, Inc. and will rank equally with our existing and future senior unsecured debt and senior to all existing and future senior subordinated debt. The guarantees by our subsidiaries will rank equally with the existing and future senior unsecured debt of our subsidiaries that guarantee the notes. The notes and the guarantees thereof will be effectively subordinated to all secured indebtedness of Grant Prideco, Inc. and the guarantors to the extent of the value of the assets securing such indebtedness. As of September 30, 2005, we and our subsidiaries had an aggregate of $72.3 million of senior secured debt outstanding, excluding $273.0 million of unused borrowing capacity, which includes $7.0 million of outstanding letters of credit, available under our New Credit Facility.

Guarantees	All of our existing and, in certain cases, future domestic restricted subsidiaries will guarantee the notes on a senior unsecured basis.

Optional Redemption	Except as described below, we may not redeem the notes until August 15, 2010. Thereafter, we may redeem some or all of the notes at the redemption prices listed in the “Description of the Notes” section under the heading “— Redemption — Optional Redemption,” plus accrued and unpaid interest to the date of the redemption.

On or prior to August 15, 2008, we may choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as:

• we pay the holders of notes 106.125% of the face amount of the notes, plus accrued and unpaid interest to the date of redemption;

• we redeem the notes within 60 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes issued remains outstanding after such redemption.

Change of Control Offer	If a change in control of Grant Prideco, Inc. occurs, we must give holders of the notes the opportunity to sell their notes at 101% of the face amount, plus accrued but unpaid interest to the date of purchase. If the notes attain an investment grade rating, then such offer will only be available if such change of control causes a ratings decline. The term “Change of Control” is defined in the “Description of the Notes — Certain Definitions” section of this prospectus.

Certain Indenture Provisions	The indenture governing the notes contains covenants limiting our (and most or all of our subsidiaries’) ability to:

• incur additional debt;

• make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

• dispose of our assets;

• grant liens on our assets;

• enter into restrictions affecting the ability of our subsidiaries to make distributions, loans or advances to us;

• engage in transactions with affiliates; and

• merge or consolidate or transfer substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions.

Fall-Away Event	If the notes are rated investment grade and upon the occurrence of certain other events described under “Description of the Notes — Fall-away Event” in this prospectus, we and our subsidiaries will cease to be subject to many of the restrictive covenants in the indenture, notwithstanding that the notes may later cease to be rated investment grade. See the section “Description of the Notes — Fall-away Event” in this prospectus.

Exchange Offer; Registration Rights	We have agreed to use our reasonable best efforts to register the exchange notes having substantially identical terms as the outstanding 6 1/8% notes with the SEC. We agreed to use our reasonable best efforts to file the registration statement for the exchange notes of which this prospectus is a part with the SEC within 90 days after the issuance date of the outstanding

6 1/8% notes and to cause that registration statement to be declared effective within 180 days after the issuance date of the outstanding 6 1/8% notes.

We will pay additional interest on the outstanding 6 1/8% notes if:

• the SEC does not declare the required registration statement effective on time; or

• we do not complete the offer to exchange the outstanding 6 1/8% notes for the exchange notes within 45 days of the effective date of the registration statement.

If we must pay additional interest, it will pay such amounts to you in cash on the same dates that it makes other interest payments on the notes, until such registration default is cured.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. We used the net proceeds from the issuance of the outstanding 6 1/8% notes to pay for the 9% Senior Notes accepted for payment under the tender offer, to repay a portion of the amounts outstanding under the New Credit Facility and to pay the fees and expenses of the tender offer. See “Use of Proceeds”.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.
Information about our Company
      Our principal executive offices are located at 400 N. Sam Houston Parkway E., Suite 900, Houston, Texas 77060 and our telephone number at that address is (281) 878-8000. Our common stock is traded on the New York Stock Exchange under the symbol “GRP.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following table sets forth certain of our historical financial data. Until we were spun off on April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Ltd. This information has been prepared as if we had been a stand-alone company during 2000. Additionally, in April 2004 we sold the assets and business of our Texas Arai product lines and prior year results related to this business have been reclassified as discontinued operations. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as amended, which are incorporated herein by reference. The following information may not be indicative of our future operating results.

								Nine Months Ended
	Year Ended December 31,							September 30,

	2000		2001	2002(a)		2003(a)	2004(a)	2004(a)	2005(b)

	(In thousands)
Operating Data:
Revenues	$451,659		$688,056	$609,390		$803,818	$945,643	$662,513	$961,271
Operating Income (Loss)	(11,029)		59,976	46,995		45,297	141,672	85,636	218,315
Income (Loss) From Continuing Operations	(14,716)		24,809	13,690		4,657	64,793	35,843	110,608
Income (Loss) Before Cumulative Effect of Accounting Change	(14,696)		28,090	13,046		5,190	55,266	26,621	110,608
Net Income (Loss)	(16,485	)(c)	28,090	6,634	(d)	5,190	55,266	26,621	110,608
Income (Loss) Per Share(e)
Income (Loss) from Continuing Operations:
Basic	(0.13)		0.23	0.12		0.04	0.53	0.29	0.87
Diluted	(0.13)		0.22	0.12		0.04	0.51	0.29	0.85
Net Income (Loss):
Basic	(0.15)		0.26	0.06		0.04	0.45	0.22	0.87
Diluted	(0.13)		0.25	0.06		0.04	0.44	0.21	0.85
Balance Sheet Data (at End of Period):
Total Assets	$892,564		$915,598	$1,315,349		$1,262,061	$1,344,466	$1,334,780	$1,479,867
Long-Term Debt	219,104		205,024	478,846		426,853	377,773	391,037	276,598
Stockholders’ Equity	431,503		468,967	588,872		606,114	705,541	663,518	887,952

(a)	For a discussion of other charges related to 2002, 2003 and 2004, see Note 3 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference.

(b)	Includes total refinancing charges of $57.1 million, which includes $35.4 million related to our new $350 million credit facility, replacing our previous $190 million credit facility, and an early redemption of our $200 million 9 5/8% Senior Notes due 2007 in the second quarter of 2005 and $21.7 million related to the repurchase of substantially all of our 9% Senior Notes in the third quarter of 2005. The $35.4 million is comprised of $25.4 million for the make-whole premium on the 9 5/8% Senior Notes, $4.8 million related to the write-off of debt issue costs associated with the previous credit facility and the 9 5/8% Senior Notes, including the 9 5/8% Senior Notes’ discount, and $5.2 million related to the settlement of Treasury rate locks. The $21.7 million related to the repurchase of the 9% Senior Notes is comprised of $18.1 million for the tender offer consideration and consent payment, $3.2 million related to the write-off of debt issue costs and $0.4 million in other related fees.

(c)	Includes a cumulative effect of accounting change related to SEC Staff Accounting Bulletin (SAB) No. 101 of a $1.8 million loss, net of tax.

(d)	Includes a cumulative effect of accounting change related to Financial Accounting Standards Board (SFAS) No. 142, “Goodwill and Other Intangible Assets” of a $6.4 million loss, net of tax.

(e)	We did not have a separate capital structure prior to being spun off from Weatherford on April 14, 2000; accordingly we have calculated our 2000 pro forma earnings per share using pro forma basic and diluted weighted average shares outstanding prior to the spin-off. In calculating our pro forma basic weighted average shares, we have adjusted Weatherford’s historical basic weighted average shares outstanding for the applicable period to reflect the number of shares that would have been outstanding at the time assuming a distribution of one share of our common stock for each share of Weatherford common stock. The effect of stock options and restricted stock is not included in the 2000 diluted weighted average shares computation because to do so would have been anti-dilutive.

RISK FACTORS
      Your investment in the exchange notes will entail risks. There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the notes. You could lose a substantial portion or all of your investment in the notes. Consequently, an investment in the notes should only be considered by persons who can assume the risks. The risk factors described below represent some of the most significant factors in making an investment decision, but are not exhaustive. We encourage you to perform your own investigation with respect to the notes and our company.
Risks Relating to the Notes

If you do not properly tender, or you cannot tender, your outstanding 6 1/8% notes, your ability to transfer such outstanding notes will be adversely affected.
      We will issue exchange notes only in exchange for outstanding 6 1/8% notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding 6 1/8% notes and you should carefully follow the instructions on how to tender your outstanding 6 1/8% notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the outstanding 6 1/8% notes. If you do not tender your outstanding 6 1/8% notes or if we do not accept your outstanding 6 1/8% notes because you did not tender your outstanding 6 1/8% notes properly, then, after we consummate the exchange offer, you will continue to hold outstanding 6 1/8% notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding 6 1/8% notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding 6 1/8% notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding 6 1/8% notes, you may have difficulty selling them because there will be fewer notes outstanding. In addition, if a large number of outstanding 6 1/8% notes are not tendered or are tendered improperly, the limited number of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

We have a significant amount of debt, which could prevent us from fulfilling our obligations under the notes, limit our flexibility in operating our business or limit our access to funds we may need in order to grow our business.
      At September 30, 2005, we had approximately $284.6 million of indebtedness (including the notes, but excluding $273.0 million of unused borrowing capacity, which includes $7.0 million of outstanding letters of credit, under the New Credit Facility). In addition, we may be permitted under the New Credit Facility, the indenture governing these notes and future debt instruments to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences, including the following:

•	we may have difficulty satisfying our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, an event of default could result;

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	we may be limited in our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against other less leveraged competitors.
      The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may not be able to generate sufficient cash flow to meet our debt service obligations.
      The amount of debt that we can manage in some periods may not be effectively managed in other periods because our earnings and cash flows vary significantly from year to year following trends in our industry. Our future cash flow may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our business. Our ability to generate cash flow from operations to pay our debt will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry, the economy at large and competitive initiatives of our competitors.
      If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy all of our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially adversely affect our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.
      We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests of our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to advance or distribute funds to us. The ability of our subsidiaries to make advances or distributions to us may be restricted by, among other things, debt instruments and applicable corporate and partnership laws and other laws. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, law or otherwise, we may not be able to pay interest or principal on the notes when due, or to make any required offer to acquire the notes upon a change of control, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

In the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to holders of secured debt and debt of our non-guarantor subsidiaries.
      The notes will be general unsecured senior obligations of us and our subsidiary guarantors, effectively junior to any secured debt that we may have to the extent of the value of the assets securing that debt. As of September 30, 2005, the Company had an aggregate of $72.3 million of senior secured debt outstanding. In addition, not all of our subsidiaries will guarantee the notes, so the notes will be at least effectively junior to the liabilities of any of these non-guarantor subsidiaries. Specifically, none of our present or future non-U.S. subsidiaries and none of our future unrestricted subsidiaries will guarantee the notes.
      Our subsidiaries that are guarantors generated 71% of our consolidated revenues for the nine-month period ended September 30, 2005, and held 63% of our consolidated total assets as of September 30, 2005. See the Notes to our consolidated financial statements incorporated by reference in this prospectus for more detail about the division of our revenues and assets between our guarantor and non-guarantor subsidiaries.
      If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt, and any debt of our non-guarantor subsidiaries, will be entitled to be paid from our assets or assets of such subsidiaries, as the case may be, before any payment may be made with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we and our non-guarantor subsidiaries will have sufficient assets to pay amounts due on our secured debt, the debt of our non-guarantor subsidiaries and the notes. As a result, holders of the notes may receive less, ratably, than the holders of secured debt or the debt of our non-guarantor subsidiaries in the event of our bankruptcy or liquidation.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate the business.
      Our present and future debt instruments will and may restrict us from taking various actions such as incurring additional indebtedness under certain circumstances, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, the New Credit Facility limits our capital expenditures and, under certain circumstances, requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our credit facilities and our indentures. A breach of any of these provisions will likely result in a default under our indentures and under our credit facilities that would allow the lenders to declare indebtedness immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure indebtedness. Our assets may not be sufficient to repay in full amounts due under the notes.

We may not be able to repurchase the notes upon a change of control.
      If a change of control, as defined in the indenture, occurs in the future, we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that must be tendered under any such offer. If a significant amount of notes is tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. A change of control may also result in an event of default under our New Credit Facility and agreements governing any future indebtedness and may result in the acceleration of such indebtedness. If the accelerated indebtedness is secured debt, we will be required to pay that debt before repurchasing the notes. We urge you to read the information under “Description of the Notes — Offers to Purchase — Change of Control” for more information regarding the treatment of a change of control under the indenture.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void the subsidiary guarantees.
      Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the subsidiary guarantees. Generally, to the extent that a court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either (x) the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others or (y) the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary (i) was insolvent or became insolvent as a result of issuing of the subsidiary guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations. Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of the issuance of the notes by us. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

Any adverse rating of the notes may cause their trading price to fall.
      If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services lowers its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.
Risks Relating to Our Business

A decline in domestic and worldwide oil and gas drilling activity would adversely affect our results of operations.
      Our business is materially dependent on the level of oil and gas drilling activity in North America and worldwide, which in turn depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. Oil and gas prices have been subject to significant fluctuation in recent years in response to changes in the supply and demand for oil and gas, market uncertainty, world events, governmental actions, and a variety of additional factors that are beyond our control, including:

•	the level of North American and worldwide oil and gas exploration and production activity;

•	worldwide economic conditions, particularly economic conditions in North America;

•	oil and gas production costs;

•	the expected costs of developing new reserves;

•	national government political requirements and the policies of OPEC;

•	the price and availability of alternative fuels;

•	environmental regulation; and

•	tax policies.
      Decreased demand for our products results not only from periods of lower drilling activity, but also from the resulting build up of customer inventory of drill pipe associated with idle rigs, which can be used to some extent on active rigs in lieu of new purchases. The time period during which drill pipe inventory is used is a function of the number of rigs actively drilling and the expected level of drilling activity. A decrease in the number of rigs actively drilling results in a large amount of unused drill pipe on idle rigs and a decrease in demand for new drill pipe. In general, customers begin placing orders for new drill pipe when expected rig utilization over the next two quarters approaches the number of rigs for which customers have available drill pipe.

An economic downturn could adversely affect demand for our products and services and our results of operations.
      The U.S. and worldwide economies have been very volatile, and their future directions are uncertain. If North American or international economies decline unexpectedly, our results of operations and financial condition could be materially adversely affected.

Increases in the prices of our raw materials could affect our results of operations.
      We use large amounts of steel tubulars and bars in the manufacture of our products. The price of these raw materials has a significant impact on our cost of producing products. If we are unable to pass future raw material price increases on to our customers, our margins and results of operations could be adversely affected.
      Steel prices have increased significantly since the end of 2003, caused primarily by significant increases in the prices paid by our suppliers for scrap and coke utilized in their operations.
      In addition, rising steel costs also have the potential to delay increases in demand for our drill stem components and premium casing products. As drill stem products are not consumables, our customers could elect to defer purchases until such time as they determine that steel prices have stabilized or returned to more normalized conditions. Our forward-looking statements do not assume that there will be any reduced demand for our drill stem products or premium casing as a result of increased prices caused by the current shortages being experienced in the worldwide steel markets. Reduced demand could adversely affect our results of operations.

Interruption in our supply of raw materials could adversely affect our results of operations.
      We rely on various suppliers to supply the components utilized to manufacture our drilling products and premium casing. The availability of the raw materials is not only a function of the availability of steel, but also the alloy materials that are utilized by our suppliers in manufacturing tubulars that meet our proprietary chemistries. Currently, there is a worldwide shortage of scrap, coke and alloys that has caused raw material prices to increase for steel tubulars, billets and bars utilized in our manufacturing operations. To date, these shortages have not caused a material disruption in availability or our manufacturing operations, however, there can be no assurance that material disruptions could not occur in the future. If material disruptions to raw materials availability occur, it could adversely affect our results of operations and our ability to increase our manufacturing operations to meet the increased revenues upon which our forward-looking statements are based.

Due to intense competition in our industry, our revenues may decline if we do not develop, produce and commercialize new competitive technologies and products or if we are unable to adequately protect our current and future intellectual property rights relating to our technologies and products.
      The markets for our premium products and services are characterized by continual developments. Substantial improvements in the scope and quality of product function and performance can occur over a short period of time. In order to remain competitive, we must be able to develop commercially competitive products in a timely manner in response to changes in technology. Our ability to develop new products and maintain competitive advantages depends on our ability to design and commercially market products that meet the needs of our customers, including delivery schedules and product specifications.
      Additionally, the time and expense invested in product development may not result in commercially feasible applications that provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.
      Many of our products and the processes we use to manufacture them have been granted U.S. and international patent protection, or have patent applications pending. Nevertheless, patents may not be granted from our applications and, if patents are issued, the claims allowed may not be sufficient to protect our technology. If our patents are not enforceable or if any of our products infringe patents held by others, our financial results may be adversely affected. Our competitors may be able to independently develop technology that is similar to ours without infringing on our patents, which is especially true internationally where the protection of intellectual property rights may not be as effective. In addition, obtaining and maintaining intellectual property protection internationally may be significantly more expensive than doing so domestically. We may have to spend substantial time and money defending our patents and after our patents expire, our competitors will not be legally constrained from developing products substantially similar to ours.

Our results of operations and financial condition are dependent upon our ability to successfully increase and decrease, without material disruption, our manufacturing capacity and expense in response to changes in demand and to maintain prices for our drill stem products, which can be adversely affected by changes in industry conditions and competitive forces.
      Our projections assume steady to modest increasing demand for our products and services during 2005, in particular our drill stem products. In the event demand for these products increases, we will be required to increase our production during peak demand periods with minimal operational disruption and inefficiency. If this does not happen, or we experience difficulties in this regard, our results of operations during this ramp-up for high demand periods could be adversely affected.

Our international operations may experience severe interruptions due to political, economic or other risks, which could adversely affect our results of operations and financial condition.
      For the nine-month period ended September 30, 2005, we have derived approximately 35% of our total revenues from our facilities outside the U.S. In addition, a large part of sales from our domestic locations were for use in foreign countries. Many of our key manufacturing operations are outside of the U.S., including Mexico, Italy, United Kingdom, China, Indonesia, and Singapore. Our operations in certain international locations are subject to various political and economic conditions existing in those countries that could disrupt operations. These risks include:

•	changes in foreign tax laws;

•	changes in regulations and labor practices;

•	currency fluctuations and devaluations;

•	currency restrictions, banking crises, and limitations on repatriation of profits; and

•	political instability or military conflict.
      Our foreign operations may suffer disruptions, and we may incur losses that will not be covered by insurance. We have not historically carried political risk insurance. In particular, terrorist attacks and other threats to U.S. national security and resulting U.S. military activity throughout the world increase the possibility that our operations could be interrupted or adversely affected. Such disruption could result in our inability to ship products in a timely and cost-effective manner or our inability to place contractors and employees in various countries or regions.
      Any material currency fluctuations or devaluations, or political events that disrupt oil and gas exploration and production or the movement of funds and assets could materially adversely affect our results of operations and financial position.
      We manufacture and sell drill pipe locally through our Chinese operations. As is customary in this country, our Chinese operations may settle receivables and payables through bearer bonds and notes. At September 30, 2005, we were not holding any of such notes. To date, our Chinese operations have not experienced significant losses as a result of such practice; however, there can be no assurance that such losses could not occur in the future. Any such losses could have a materially adverse affect on our results of operations in the period in which they occur.

      We have renewed an agreement with Voest-Alpine, an entity of which we own 50.01%, to purchase green tubulars through September 2007. Our future results could be adversely affected if we are unable to use or resell these tubulars. In addition, we have agreed to be responsible for paying any “anti-dumping” duties in the U.S. on the resale of these tubulars, which could affect our ability to resell the tubulars in the U.S. Further, our long-term supply contract with Voest-Alpine is denominated in Euros. We have no significant offset for revenues in Euros and we have not hedged for currency risk with respect to this contract. Thus, a material long-term strengthening of the Euro versus the U.S. dollar could materially adversely affect our results of operations.

In connection with our business operations, we could be subject to substantial liability claims that could adversely affect our results of operations.
      Our products are complex, and the failure of this equipment to operate properly or to meet specifications may greatly increase our customers’ costs of drilling a well. In addition, many of these products are used in hazardous drilling and production applications where an accident or product failure can cause personal injury or loss of life; damage to property, equipment, or the environment; regulatory investigations and penalties; and the suspension of the end-user’s operations. If our products or services fail to meet specifications or are involved in accidents or failures, we could face warranty, contract, or other litigation claims for which we may be held responsible and our reputation for providing quality products may suffer.
      Our insurance may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur or be responsible. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate or at premiums that are reasonable for us, particularly in the recent environment of significant insurance premium increases. Further, any claims made under our policies will likely cause our premiums to increase.
      Any future damages deemed to be caused by our products or services that are assessed against us and that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on our results of operations and financial condition. Litigation and claims for which we are not insured can occur, including employee claims, intellectual property claims, breach of contract claims, and warranty claims. Our forward-looking statements assume that such uninsured claims or issues will not occur. We account for warranty reserves on a specific identification basis. As a result, a significant unexpected warranty issue during a particular quarter or year could cause a material reduction in our results of operations in the quarter or year that the reserve for such warranty is made.

We have identified a material weakness in our internal controls over financial reporting.
      In connection with the issuance of our audited financial statements for fiscal 2004, we identified issues with our internal financial control structure. Our revenue recognition policy provides for the recognition of revenue for finished products delivered to our inventory yards and for which legal title and risk of loss have passed to our customers, but are not yet in their physical possession, only if certain criteria are met. The internal controls over such transactions at our Drilling Products and Services and Tubular Technology and Services segments were ineffective at December 31, 2004. Specifically, our controls over documentation of delivery terms requested by the customer and customer notification necessary to record revenue prior to customer possession of the product were ineffective at December 31, 2004. As a result of these ineffective controls, revenue was recorded during 2004 for certain product sales which had not yet met all requirements to recognize revenue. During the fourth quarter of 2004, we adjusted revenues, net income and diluted earnings per share to exclude those fourth quarter sales not meeting all revenue recognition criteria. We also restated each previously reported 2004 quarterly revenues and net income, and for the first and third quarters, diluted earnings per share.
      In order to address the material weakness identified as of December 31, 2004, management implemented corrective measures during the first quarter of 2005 including: 1) requiring a checklist to be completed prior to revenue recognition to ensure that documentation of delivery terms requested by the customer and customer notification necessary to record revenue prior to customer possession of the product is complete and accurate, 2) initiating processes and procedures to better document the terms of sales transactions including transaction review and monitoring activities and 3) reviewing all bill and hold sales transactions during the quarter to ensure that they meet the criteria for revenue recognition. We believe the corrective actions described above will provide sufficient controls to remedy the identified material weakness related to revenue recognition, and will improve both our disclosure controls and procedures and internal control over financial reporting. However, these controls have not been tested as extensively as required for the annual evaluation under Section 404 of the Sarbanes-Oxley Act of 2002, and we cannot guarantee that the foregoing actions will eliminate such material weakness or that similar or other internal control weaknesses will not be identified in the future.

We are subject to environmental, health and safety laws and regulations that expose us to potential financial liability.
      Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites. Compliance with these environmental laws is a major consideration in the manufacturing of our products. Because we use and generate hazardous substances and wastes in our manufacturing operations, we may be subject to material financial liability for any investigation and clean-up of such hazardous materials, and any related personal injury damages or toxic tort claims. We have not historically carried insurance for such matters.
      In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we also may be subject to financial liabilities relating to the investigation and remediation of hazardous materials resulting from the action of previous owners or operators of industrial facilities on those sites. Liability in many instances may be imposed on us regardless of the legality of the original actions relating to the hazardous or toxic substances or whether or not we knew of, or were responsible for, the presence of those substances.
      We are also subject to various federal, state, local and foreign laws and regulations relating to safety and health conditions in our manufacturing facilities. Those laws and regulations may subject us to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on our financial condition and results of operations.

Our results of operations could be adversely affected by actions under U.S. trade laws.
      Although we are a U.S.-based manufacturing company, we do own and operate international manufacturing operations that support our U.S.-based business. If actions under U.S. trade laws were instituted that limited our access to these products, our ability to meet our customer specifications and delivery requirements would be reduced. Any adverse effects on our ability to import products from our foreign subsidiaries could have a material adverse effect on our results of operations.
      Additionally, foreign producers of tubular goods have been found to have sold their products, which may include premium connections, for export to the U.S. at prices that are lower than the cost of production or their prices in their home market or a major third-country market. Anti-dumping orders restricting the manner and price at which tubular goods from certain countries can be imported are currently in effect. If such orders are revoked or changed, we could be exposed to increased competition from imports that could reduce our sales and market share. Furthermore, tubulars produced by domestic steel mills and threaded by us in the U.S. may not be able to economically compete with tubulars manufactured and threaded at steel mills outside of the U.S., and we could be forced to lower our prices to uneconomical levels in order to compete.

The loss of certain members of our senior management may adversely affect our results of operations.
      Our success depends, in part, on the efforts of our senior management and other key employees. These individuals possess sales and marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our results of operations may be adversely affected. Moreover, the market for qualified individuals may be highly competitive, and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

We may not be able to successfully integrate future acquisitions.
      We continually explore opportunities to acquire related businesses, some of which could be material to us. As of the date of this prospectus, we have no agreements to acquire any material businesses or assets. Our ability to continue to grow, however, may depend upon identifying and successfully acquiring attractive companies, effectively integrating these companies, achieving cost efficiencies and managing these businesses as part of our company.
      We may not be able to effectively integrate the acquired companies and successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations. Further, the benefits that we anticipate from these acquisitions may not develop.
DESCRIPTION OF REFINANCING TRANSACTIONS
      We have recently completed, in addition to the offering of the outstanding 6 1/8% notes, several Refinancing transactions (as specifically described below).
New Credit Facility
      On May 17, 2005, we entered into a new $350 million five-year revolving senior credit facility with a syndicate of financial institutions arranged by Bank of America, N.A. and Wells Fargo Bank, National Association (the “New Credit Facility”), which replaced our then existing credit facility. Loans under the New Credit Facility bear interest at a rate equal to the Applicable Rate, as determined on a sliding scale based on our total debt to book capitalization ratio, plus one of the following indexes: (i) BBA LIBOR and (ii) the Base Rate (defined as the higher of (a) the Wells Fargo prime rate and (b) the Federal Funds rate plus 0.50%). Initially, the Applicable Rate will be 1.375% per annum for LIBOR loans and 0.375% per annum for Base Rate Loans, and the commitment fee will be 0.30% per annum.
      The New Credit Facility is guaranteed by all our existing and future direct and indirect wholly owned domestic subsidiaries. Grant Prideco and its subsidiaries granted to the administrative agent and the lenders under the New Credit Facility valid and perfected first priority (subject to certain exceptions) liens and security interests in all of the following:

•	all present and future shares of capital stock of each of our present and future domestic and 65% for our first tier foreign subsidiaries;

•	all present and future intercompany debt of Grant Prideco and its subsidiaries;

•	all of the present and future property and assets, real and personal, of Grant Prideco and its subsidiaries; and

•	all proceeds and products of the property and assets described above.

      The terms of the New Credit Facility provide that we may, on a one-time basis, obtain an increase in the total commitments under the New Credit Facility by an amount not exceeding $50 million so long as New Credit Facility lenders have agreed to provide the requested increase. The terms of the New Credit Facility also provide for financial covenants that include maintenance at all times of a maximum total debt to book capitalization ratio not to exceed 50%, and maintenance on a rolling four quarter basis of a minimum interest coverage ratio (EBITDA/interest expense) of not less than 2.50 to 1.00.
Redemption of 9 5/8% Senior Notes
      Contemporaneously with entry into the New Credit Facility, we announced the call for redemption of our $200 million principal amount of 9 5/8% Senior Notes due 2007. The 9 5/8% Senior Notes were redeemed in accordance with the indenture governing the 9 5/8% Senior Notes for 100% of the aggregate principal amount thereof plus accrued and unpaid interest, plus a make whole premium. The make whole premium was calculated by discounting future interest and principal of the notes at a rate equal to the applicable Treasury Yield plus 50 basis points. Such redemption was completed on June 17, 2005 and was funded utilizing cash on hand and borrowings under the New Credit Facility.
The Tender Offer
      On July 13, 2005, we launched a cash tender offer for all of the $175 million outstanding principal amount of our 9% Senior Notes due 2009. As of 12:00 midnight, New York City time, August 9, 2005, the expiration date for the tender offer, tenders had been received from holders of $174,905,000 in aggregate principal amount of 9% Senior Notes, representing approximately 99.95% of the outstanding 9% Senior Notes. In connection with the tender offer, we received the requisite consents to amend the indenture governing the 9% Senior Notes to eliminate substantially all of the restrictive covenants and certain events of default. Accordingly, we amended the indenture by entering into a supplemental indenture on July 27, 2005. A copy of the supplemental indenture is incorporated by reference in the registration statement of which this prospectus is a part.
THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      We issued $200 million aggregate principal amount of the outstanding 6 1/8% notes to the initial purchasers on July 27, 2005 in transactions not registered under the Securities Act in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding 6 1/8% notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration, the outstanding 6 1/8% notes are subject to transfer restrictions.
      In connection with the issuance of the outstanding 6 1/8% notes, we agreed with the initial purchasers that following the issuance of the outstanding 6 1/8% notes we would:

•	file with the SEC a registration statement related to the exchange notes;

•	use our best efforts to cause the registration statement to become effective under the Securities Act; and

•	offer to the holders of the outstanding 6 1/8% notes the opportunity to exchange the outstanding 6 1/8% notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.
      Our failure to comply with these agreements within certain time periods would result in additional interest being due on the outstanding 6 1/8% notes.

      Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our “affiliates”, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the outstanding 6 1/8% notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder’s business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

•	will not be able to tender the outstanding 6 1/8% notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding 6 1/8% notes unless the sale or transfer is made under an exemption from these requirements.
      We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.
      As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the outstanding 6 1/8% notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of the outstanding 6 1/8% notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the outstanding 6 1/8% notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the outstanding 6 1/8% notes will be adversely affected.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all outstanding 6 1/8% notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the outstanding 6 1/8% notes accepted in the exchange offer.
      By tendering the outstanding 6 1/8% notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

•	you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

•	you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding 6 1/8% notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

      Broker-dealers that are receiving exchange notes for their own account must have acquired the outstanding 6 1/8% notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an “underwriter” within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for outstanding 6 1/8% notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes. See “Plan of Distribution”.
      The exchange notes will evidence the same debt as the outstanding 6 1/8% notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding 6 1/8% notes except that:

•	the exchange notes will be issued in a transaction registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	provisions providing for an increase in the stated interest rate on the outstanding 6 1/8% notes will be eliminated after completion of the exchange offer.
      As of the date of this prospectus, $200 million aggregate principal amount of the outstanding 6 1/8% notes was outstanding. In connection with the issuance of the outstanding 6 1/8% notes, we arranged for the outstanding 6 1/8% notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.
      This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on January 31, 2006. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.
      Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

•	to hold our exchange offer open for 20 business days;

•	to give ten business days notice of any change in the terms of this offer; and

•	to issue a press release in the event of an extension of the exchange offer.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of the outstanding 6 1/8% notes being tendered, and holders of the outstanding 6 1/8% notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or under the indenture in connection with the exchange offer. We shall be considered to have accepted the outstanding 6 1/8% notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See “— Exchange Agent”. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.
      If any tendered outstanding 6 1/8% notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted outstanding 6 1/8% notes will be returned, at our cost, to the tendering holder of outstanding 6 1/8% notes or, in the case of outstanding 6 1/8% notes tendered by book-entry transfer, into the holder’s account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

      Holders who tender outstanding 6 1/8% notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of the outstanding 6 1/8% notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses”.
      Neither we nor our board of directors makes any recommendation to holders of the outstanding 6 1/8% notes as to whether to tender or refrain from tendering all or any portion of their outstanding 6 1/8% notes in the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of the outstanding 6 1/8% notes must make their own decision whether to tender in the exchange offer and, if so, the amount of the outstanding 6 1/8% notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.
Expiration Date; Extensions; Amendments
      The term “expiration date” shall mean 5:00 p.m., New York City time, on March 3, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.
      We expressly reserve the right, in our sole discretion:

•	to delay acceptance of any outstanding 6 1/8% notes or to terminate the exchange offer and to refuse to accept outstanding 6 1/8% notes not previously accepted, if any of the conditions described under “— Conditions” shall have occurred and shall not have been waived by us;

•	to extend the expiration date of the exchange offer;

•	to amend the terms of the exchange offer in any manner;

•	to purchase or make offers for any outstanding 6 1/8% notes that remain outstanding subsequent to the expiration date;

•	to the extent permitted by applicable law, to purchase outstanding 6 1/8% notes in the open market, in privately negotiated transactions or otherwise.
      The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.
      Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to Business Wire.
      You are advised that we may extend the exchange offer because some of the holders of the outstanding 6 1/8% notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.
Interest on the Exchange Notes
      The exchange notes will bear interest from July 27, 2005 or the most recent date on which interest was paid or provided for on the outstanding 6 1/8% notes surrendered for the exchange notes. Accordingly, holders of outstanding 6 1/8% notes that are accepted for exchange will not receive interest that is accrued but unpaid on the outstanding 6 1/8% notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each February 15 and August 15, commencing on February 15, 2006.
Procedures for Tendering
      Only a holder may tender its outstanding 6 1/8% notes in the exchange offer. Any beneficial owner whose outstanding 6 1/8% notes are registered in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such holder’s behalf. If the beneficial owner wishes to tender on such holder’s own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering such holder’s outstanding 6 1/8% notes, either make appropriate arrangements to register ownership of outstanding 6 1/8% notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
      The tender by a holder will constitute an agreement among the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      A holder who desires to tender outstanding 6 1/8% notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding 6 1/8% notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.
      The method of delivery of the outstanding 6 1/8% notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding 6 1/8% notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this prospectus and in the letter of transmittal.

Outstanding 6 1/8% Notes Held in Certificated Form
      For a holder to validly tender outstanding 6 1/8% notes held in physical form, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus:

•	a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	certificates for tendered outstanding 6 1/8% notes.

Outstanding 6 1/8% Notes Held in Book-Entry Form
      We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the outstanding 6 1/8% notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of the outstanding 6 1/8% notes by causing DTC to transfer the outstanding 6 1/8% notes into the exchange agent’s account for the 6 1/8% notes using DTC’s procedures for transfer.
      If you desire to transfer outstanding 6 1/8% notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of outstanding 6 1/8% notes into the exchange agent’s account at DTC, which is referred to in this prospectus as a “book-entry confirmation”, and:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to ATOP.

Tender of Outstanding 6 1/8% Notes Using DTC’s Automated Tender Offer Program (ATOP)
      The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding 6 1/8% notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message, to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding 6 1/8% notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender outstanding 6 1/8% notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.
Signatures
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless outstanding 6 1/8% notes tendered with the letter of transmittal are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an institution eligible to guarantee signatures.
      If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the outstanding 6 1/8% notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding 6 1/8% notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the outstanding 6 1/8% notes or the DTC participant who is listed as the owner. If the letter of transmittal or any of the outstanding 6 1/8% notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      If you tender your notes through ATOP, signatures and signature guarantees are not required.
Determinations of Validity
      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding 6 1/8% notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding 6 1/8% notes not properly tendered or any outstanding 6 1/8% notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding 6 1/8% notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding 6 1/8% notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding 6 1/8% notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of outstanding 6 1/8% notes nor shall we or any of them incur liability for failure to give notification. Tenders of outstanding 6 1/8% notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding 6 1/8% notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding 6 1/8% notes and:

•	whose outstanding 6 1/8% notes are not immediately available;

•	who cannot complete the procedure for book-entry transfer on a timely basis;

•	who cannot deliver their outstanding 6 1/8% notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

•	who cannot complete a tender of outstanding 6 1/8% notes held in book-entry form using DTC’s ATOP procedures on a timely basis;
may effect a tender if they tender through an eligible institution described under “— Procedures for Tendering — Signatures” or if they tender using ATOP’s guaranteed delivery procedures.
      A tender of outstanding 6 1/8% notes made by or through an eligible institution will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder’s outstanding 6 1/8% notes and the principal amount of the outstanding 6 1/8% notes tendered, (2) states that the tender is being made, and (3) guarantees that, within three business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding 6 1/8% notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent’s account at DTC of the outstanding 6 1/8% notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding 6 1/8% notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.
      A tender made through ATOP will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding 6 1/8% notes that they have received and agree to be bound by the notice of guaranteed delivery; and

•	the exchange agent receives, within three business days after the expiration date, either: (1) a book-entry conformation, including an agent’s message, transmitted via ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s)

representing all tendered outstanding 6 1/8% notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding 6 1/8% notes according to the guaranteed delivery procedures described above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of outstanding 6 1/8% notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding 6 1/8% notes in the exchange offer:

•	a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

•	you must comply with the appropriate procedures of ATOP.
      Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding 6 1/8% notes to be withdrawn;

•	identify the outstanding 6 1/8% notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding 6 1/8% notes or, in the case of the outstanding 6 1/8% notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

•	be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding 6 1/8% notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding 6 1/8% notes to register the transfer of the outstanding 6 1/8% notes into the name of the person withdrawing the tender; and

•	specify the name in which any of these outstanding 6 1/8% notes are to be registered, if different from that of the person who deposited the outstanding 6 1/8% notes to be withdrawn.
      All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding 6 1/8% notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those outstanding 6 1/8% notes unless the outstanding 6 1/8% notes so withdrawn are validly retendered. Any outstanding 6 1/8% notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding 6 1/8% notes without cost to the holder or, in the case of outstanding 6 1/8% notes tendered by book-entry transfer into the holder’s account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding 6 1/8% notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time before the expiration date.
Conditions
      The exchange offer is subject only to the following conditions:

•	the compliance of the exchange offer with securities laws;

•	the proper tender of the outstanding 6 1/8% notes;

•	the representation by the holders of the outstanding 6 1/8% notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in the distribution of the exchange notes; and

•	no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.
Exchange Agent
      Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for the outstanding 6 1/8% notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail:

Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517

By Hand Delivery, Overnight Courier or Regular Mail:

Wells Fargo Bank, National Association
Corporate Trust Operations
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479

By Facsimile Transmission:

(612) 667-4927

To Confirm by Telephone or for Information:

(800) 344-5128

Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.
Solicitation of Tenders; Fees and Expenses
      We will bear the expenses of soliciting the requesting holders of outstanding 6 1/8% notes to determine if such holders wish to tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding 6 1/8% notes and in handling or forwarding tenders for exchange.
      We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.
      You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.
Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the outstanding 6 1/8% notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.
Participation in the Exchange Offer; Untendered 6 1/8% Notes
      Participation in the exchange offer is voluntary. Holders of the outstanding 6 1/8% notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.
      As a result of the making of, and upon acceptance for exchange of all of the outstanding 6 1/8% notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the outstanding 6 1/8% notes who do not tender in the exchange offer will continue to hold their outstanding 6 1/8% notes and will be entitled to all the rights, and subject to the limitations, applicable to the outstanding 6 1/8% notes under the indenture. Holders of the outstanding 6 1/8% notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes”. All untendered outstanding 6 1/8% notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent the outstanding 6 1/8% notes are tendered and accepted, there will be fewer outstanding 6 1/8% notes remaining following the exchange, which could significantly reduce the liquidity of the untendered notes.
      We may in the future seek to acquire our untendered outstanding 6 1/8% notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of the outstanding 6 1/8% notes following the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any outstanding 6 1/8% notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding 6 1/8% notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.
USE OF PROCEEDS
      We will not receive any cash proceeds from the exchange offer. We used all of the net proceeds from the issuance of the outstanding 6 1/8% Senior Notes to pay for the 9% Senior Notes accepted for payment under the tender offer, to repay a portion of the amounts outstanding under the New Credit Facility and to pay the fees and expenses of the tender offer.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the nine months ended September 30, 2005.

					Nine Months
					Ended
					September 30,
2000	2001	2002	2003	2004	2005

—	2.4x	2.0x	1.5x	3.2x	6.4x
      For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes (and before change in accounting principles (including only distributed income of less than 50% owned subsidiaries)) plus fixed charges. “Fixed charges” consists of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest. For the year ended December 31, 2000, earnings were insufficient to cover fixed charges by $27.6 million.

CAPITALIZATION
      The following table sets forth our consolidated cash and restricted cash and capitalization as of September 30, 2005 on an actual basis:
      For a description of the Refinancing transactions, see “Description of Refinancing Transactions.”

Actual

Cash and Restricted Cash	$25.2
Debt:
New Credit Facility	70.0
9% Senior Notes due 2009	0.1
6 1/8% Senior Notes due 2015	200.0
Capital Lease Obligation	2.6
Other Long-Term Debt	11.9

Total Debt	284.6
Minority Interests	18.8
Stockholders’ Equity	888.0

Total Capitalization	$1,191.4

DESCRIPTION OF THE NOTES
      We issued the outstanding 6 1/8% notes under an indenture (the “indenture”), dated as of July 27, 2005 by and among us, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). We will also issue the exchange notes under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). In this section, we refer to the 6 1/8% Senior Notes due 2015 as our “outstanding 6 1/8% notes”, we refer to the 6 1/8% Senior Notes due 2015, Series B offered in the exchange offer as the “exchange notes” and we refer to the outstanding 6 1/8% notes and the exchange notes, collectively, as the “notes”.
      The following description is a summary of those provisions of the indenture that we consider material. It does not restate that agreement in its entirety. A copy of the indenture may be obtained from us and is incorporated by reference in the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. You can find the definitions of capitalized terms used in this description under the subheading “— Certain Definitions”. In this description, “the issuer”, “we”, “us” and “our” refer to Grant Prideco, Inc. and not any of its Subsidiaries.
Brief Description of the Notes
      The notes are:

•	our senior unsecured obligations;

•	senior in right of payment to any of our future subordinated Indebtedness;

•	pari passu in right of payment to our existing and future unsecured Indebtedness that is not by its terms expressly subordinated to the notes;

•	effectively junior in right of payment to our existing and future secured Indebtedness to the extent of the value of the collateral securing that Indebtedness; and

•	guaranteed by all of our existing and future domestic restricted subsidiaries.
      Each guarantee of the notes is:

•	a senior unsecured obligation of the Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor;

•	pari passu in right of payment to any future Indebtedness of that Guarantor that is not by its terms expressly subordinated to the guarantee of the notes; and

•	effectively junior in right of payment to the existing and future secured Indebtedness of that Guarantor to the extent of the value of the collateral securing that Indebtedness.
      All of our existing subsidiaries are “Restricted Subsidiaries” and bound by the covenants contained in the indenture. However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, we are permitted to designate our Subsidiaries as “Unrestricted Subsidiaries”. Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, and will not guarantee the notes. Moreover, only our U.S. Restricted Subsidiaries guarantee the notes. See “— Subsidiary Guarantees”.
Principal, Maturity and Interest
      The notes are unlimited in aggregate principal amount, of which we issued $200 million in aggregate principal amount of outstanding 6 1/8% notes. The notes will mature on August 15, 2015. We will issue the notes in denominations of $1,000 and integral multiples of $1,000. Interest on the notes will accrue at the rate of 6 1/8% per annum and will be payable semi-annually in arrears on each February 15 and August 15 commencing on February 15, 2006, to holders of record on the immediately preceding February 1 and August 1. The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.
      Interest on the notes will accrue from and including the date of issuance or, if interest has been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      On one or more occasions, we may issue under the indenture additional notes having substantially identical terms to the notes. Any issuance of additional notes will be subject to the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant described below. The notes and any additional notes would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for purposes of the indenture and this Description of the Notes, references to the notes include any additional notes actually issued.
Methods of Receiving Payments on the Notes
      If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.
Subsidiary Guarantees
      Each of our existing and future Domestic Subsidiaries, except future Domestic Subsidiaries that we designate as Unrestricted Subsidiaries at the time we create them, will jointly and severally guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes”.
      In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries that are not Guarantors, the Non-Guarantor Subsidiaries will pay the holders of their Indebtedness, their trade creditors and their preferred stockholders, if any, before they will be able to distribute any of their assets to us. In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries that are Guarantors, our Subsidiaries that are Guarantors will pay the holders of their secured Indebtedness, if any, to the extent of the value of the assets securing that Indebtedness before they will be able to distribute any of their assets to us. The Subsidiaries of Grant Prideco, Inc. that currently are Guarantors generated 71% of Grant Prideco, Inc.’s consolidated revenues for the nine-month period ended September 30, 2005 and held 63% of Grant Prideco, Inc.’s consolidated total assets as of September 30, 2005. See the Notes to our consolidated financial statements incorporated by reference in this prospectus for more detail about the division of our revenues and assets between our Guarantor and Non-Guarantor Subsidiaries.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another person, other than us or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
      The Subsidiary Guarantee of a Guarantor will be released:

(1) upon the sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) our Subsidiary, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

(2) upon the sale or disposition of all of the Capital Stock of a Guarantor to a person that is not (either before or after giving effect to such transaction) our Subsidiary, if the sale complies with the “Asset Sales” provisions of the indenture; or

(3) if we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.
      See “— Offers to Purchase — Asset Sales” and “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”.
Redemption
      Optional Redemption. Except as described below, the notes are not redeemable before August 15, 2010. Thereafter, we may redeem the notes at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing August 15 on of the years set forth below:

Year	Percentage

2010	103.063%
2011	102.042%
2012	101.021%
2013 and thereafter	100.000%
      In addition, we must pay accrued and unpaid interest on the notes redeemed.
      Optional Redemption Upon Equity Offerings. From time to time, on or prior to August 15, 2008, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the indenture at a redemption price of

106.125% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of notes issued under the indenture remains outstanding immediately after any such redemption; and

(2) we make such redemption not more than 90 days after the consummation of any such Equity Offering.
      “Equity Offering” means any public or private sale of our Equity Interests (other than Disqualified Stock).
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
      No notes of $1,000 or less can be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless we default in our obligation to redeem the notes.
Fall-away Event
      If on any date following the Issue Date, the notes have an Investment Grade Rating from both of the Rating Agencies and no Default has occurred and is continuing under the indenture (a “Fall-away Event”), we and our Restricted Subsidiaries will no longer be subject to the provisions of the indenture described below under “— Offers to Purchase — Asset Sales”, and under the following headings under “— Certain Covenants”:

•	“— Restricted Payments”,

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock”,

•	“— Sale and Leaseback Transactions” (except as set forth in that covenant),

•	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”,

•	“— Merger, Consolidation or Sale of Assets” (except as set forth in that covenant),

•	“— Transactions with Affiliates” and

•	“— Business Activities”,

(collectively, the “Fall-away Covenants”); provided, however, that the provisions of the indenture described below under “— Offers to Purchase — Change of Control”, and under the following headings under “— Certain Covenants”:

•	“— Additional Subsidiary Guarantees”,

•	“— Liens”,

•	“— Designation of Restricted and Unrestricted Subsidiaries”,

•	“— Payments for Consent” and

•	“— Reports”,
will be applicable at all times. As a result, if we and our Restricted Subsidiaries are not subject to the Fall-away Covenants, the notes will be entitled to substantially reduced covenant protection.
Offers to Purchase
      We are not required to make any sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described in the sections entitled “— Offers to Purchase — Change of Control” and “— Asset Sales”. We may at any time and from time to time purchase notes in the open market or otherwise.
      Change of Control. Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of that holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 15 business days following any Change of Control Triggering Event, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice.
      We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.
      On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.
      The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      The Change of Control provisions described above that require us to make a Change of Control Offer will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The New Credit Facility provides that certain events that would constitute a Change of Control Triggering Event with respect to us constitute a Default under the New Credit Facility. Any future Credit Facilities or other agreements relating to Indebtedness to which we become a party may contain similar restrictions. If a Change of Control Triggering Event occurs, and our lenders under our secured debt are entitled to demand the repayment of that debt, we may be unable to repay that debt and repurchase notes from holders entitled to require us to do so. However, our failure to comply with the foregoing requirement, after appropriate notice and lapse of time, would constitute an Event of Default under each of the indenture and the New Credit Facility. See “Risk Factors — Risks Relating to the Notes”.
      We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect transfer, sale, lease, or disposition of “all or substantially all” of the consolidated assets of us and our Subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a transfer, sale, lease or disposition of less than all our assets may be uncertain.
      Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) we, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales for consideration exceeding $5.0 million, the fair market value is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an officer’s certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by us or such Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any of our or a Guarantor’s secured Indebtedness and any Indebtedness of a Restricted Subsidiary that is not a Guarantor that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that we or our Restricted Subsidiaries within 180 days of receipt thereof, convert into cash, to the extent of the cash received, in that conversion;

(c) any Designated Non-cash Consideration received by us or any of our Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by our Board of Directors), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(d) Liquid Securities.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

(1) to permanently repay any of our or a Guarantor’s secured Indebtedness, or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, if any Indebtedness repaid under this clause (1) is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that for purposes of this clause (1) only, Indebtedness includes accrued but unpaid interest thereon;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire other long-term assets that are used or useful in a Permitted Business; or

(5) make a Permitted Investment.
      Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, we will make a pro rata offer to purchase (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (based upon the aggregate principal amount of notes and such other pari passu Indebtedness tendered). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be deemed to have been reset at zero.
      We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with repurchases of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of that conflict.
      The New Credit Facility prohibits us from purchasing any notes. Any future Credit Facilities or other agreements relating to Indebtedness to which we become a party may contain similar restrictions and provisions.
Certain Covenants
      Restricted Payments. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries’ Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries, or to the direct or indirect holders of our or any of our Restricted Subsidiaries’ Equity Interests in their capacity as such, except for dividends or distributions that are payable in our Equity Interests (other than Disqualified Stock) or payable to us or any of our Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any of our Equity Interests;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or repurchase or scheduled sinking fund payment, any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees; or

(4) make any Restricted Investment;

all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”, unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) the aggregate amount of that Restricted Payment and all other Restricted Payments made by us and our Restricted Subsidiaries after the Issue Date, excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph, is less than or equal to the sum, without duplication, of:

(a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from January 1, 2005 to the end of our most recently ended fiscal quarter for which we have filed financial statements with the Commission (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by us since the Issue Date as a contribution to our common equity capital or from the issue or sale (other than to a Subsidiary) of our or any of our Restricted Subsidiaries’ Equity Interests (other than Disqualified Stock) or from the issue or sale (other than to a Subsidiary) of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted into or exchanged for Equity Interests (other than Disqualified Stock), plus

(c) to the extent that any Restricted Investment that we or any of our Restricted Subsidiaries makes after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, an amount equal to the lesser of (i) the cash return of capital with respect to any such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) if we redesignate any Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of (i) the net book value of our Investment in the Unrestricted Subsidiary at the time the Unrestricted Subsidiary was designated as such and (ii) the fair market value of our Investment in the Unrestricted Subsidiary at the time of the redesignation.
      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any of (a) our Indebtedness or any Indebtedness of any Guarantor that is subordinated to the notes or the Subsidiary Guarantees, or (b) our Equity Interests or any Equity Interests of any of our Restricted Subsidiaries, in either case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of our Indebtedness or Indebtedness of any Guarantor that is subordinated to the notes or the Subsidiary Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by one of our Restricted Subsidiaries to the holders of that Restricted Subsidiary’s common Equity Interests on a pro rata basis, so long as we or one of our Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

(5) the repurchase, redemption or other acquisition or retirement for value of any of our or any of our Restricted Subsidiaries’ Equity Interests held by any member of our or any of our Restricted Subsidiaries’ management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(6) in connection with an acquisition by us or any of our Restricted Subsidiaries, the return to us or any of our Restricted Subsidiaries of Equity Interests of us or our Restricted Subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims;

(7) the purchase by us of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or the payment of withholding taxes through the issuance of Equity Interests;

(9) the acquisition in open-market purchases of our common Equity Interests for matching contributions to our employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices; or

(10) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $35.0 million;
provided that, with respect to clauses (2), (3), (5), (9) and (10) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.
      For the avoidance of doubt, any cash payment on any Indebtedness convertible into Capital Stock (other than Disqualified Stock) in an amount not in excess of the aggregate principal amount thereof shall not be deemed a “Restricted Payment” under this covenant; provided that such payment was a scheduled payment included in the instrument relating to such Indebtedness upon original issuance thereof. The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by our Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.
      Incurrence of Indebtedness and Issuance of Preferred Stock. We will not, and will not permit any of our Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (a) we and any Guarantor may incur Indebtedness (including Acquired Debt) and (b) we may issue Disqualified Stock, if, in each case, our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which we have filed financial statements with the Commission preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The preceding paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness and letters of credit under one or more Credit Facilities and guarantees thereof by the Guarantors; provided, however, that the aggregate principal amount of all Indebtedness incurred by us and our Restricted Subsidiaries pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) outstanding at any one time does not exceed $400.0 million;

(2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by us of Indebtedness represented by the notes issued on the Issue Date and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes;

(4) the incurrence by us of, or by any of our Restricted Subsidiaries that is a Guarantor, of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of that Restricted Subsidiary, in an aggregate principal amount not to exceed the greater of (x) $30.0 million at any time outstanding and (y) 3.5% of Total Assets at the time of such incurrence of such Indebtedness;

(5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the preceding paragraph of this covenant or clauses (2), (3) or (4) of this paragraph; provided, however, that none of our Restricted Subsidiaries that is not a Guarantor may refund, refinance or replace Indebtedness previously incurred by us or by any of our Restricted Subsidiaries that is a Guarantor;

(6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

(a) if we or a Guarantor is the obligor on such intercompany Indebtedness, such intercompany Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to, in our case, the notes, and, in the case of a Guarantor, the Subsidiary Guarantees; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than us or one of our Restricted Subsidiaries that is a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a person that is not either us or one of our Restricted Subsidiaries that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations;

(8) Indebtedness of our Foreign Restricted Subsidiaries that are not Guarantors in an aggregate principal amount not to exceed the greater of (x) $75.0 million and (y) 7.5% of Total Assets at the time of incurrence of such Indebtedness;

(9) the guarantee by us or any of the Guarantors of Indebtedness of us or of any of the Guarantors that was permitted to be incurred by another provision of this “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(10) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $50.0 million.
      The maximum amount of Indebtedness that we or one of our Restricted Subsidiaries may incur pursuant to this “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.
      For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof or pursuant to any combination of the foregoing as of the date of incurrence thereof, we shall, in our sole discretion, classify (or later classify or reclassify) in whole or in part, in our sole discretion, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.
      Liens. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes, or the Subsidiary Guarantees, as applicable, are secured on an equal and ratable basis (or prior to any subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Lien. Under the New Credit Facility, we are not permitted to grant Liens to secure the notes.
      Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

(2) make loans or advances to us or any of our Restricted Subsidiaries; or

(3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, or any Credit Facilities, as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements,

refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of any of the foregoing are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Subsidiary Guarantees, or any other indenture governing debt securities that are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the indenture and the notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement (A) for the sale or other disposition of all of the Equity Interests in or all or substantially all of the assets of one of our Restricted Subsidiaries that restricts distributions or asset transfers by that Restricted Subsidiary pending that sale or other disposition or (B) for the sale of a particular asset or line of business of a Restricted Subsidiary that imposes restrictions on the property subject to an agreement of the nature described in clause (3) of the preceding paragraph;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and that such Permitted Refinancing Indebtedness was permitted to be incurred under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) any instrument governing Indebtedness of a Foreign Restricted Subsidiary permitted to be incurred pursuant to the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Certain Covenants — Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(11) provisions with respect to the disposition of specific assets or property in asset sale agreements entered into in the ordinary course of business.

      Merger, Consolidation or Sale of Assets. We will not, directly or indirectly:

(1) consolidate or merge with or into another person (whether or not we are the surviving corporation); or

(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another person;

unless:

(a) either: (i) we are the surviving corporation or (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(c) immediately before and after giving effect to such transaction no Default or Event of Default exists; and

(d) we or the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that this clause (d) shall not be applicable (i) at any time after the occurrence of a Fall-away Event, and (ii) if, in the good faith determination of our Board of Directors, the principal purpose of the transaction is to change our state of incorporation and the transaction does not have as one of its purposes the evasion of the foregoing limitations.
      In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.
      The entity or person formed by or surviving any consolidation or merger (if other than us), or the person to which such sale, assignment, transfer, conveyance or other disposition, as the case may be, has been made, will succeed to, and be substituted for, and may exercise our every right and power under the indenture, but, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the principal of and interest on the notes.
      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary (or any person that upon its acquisition otherwise would become a Restricted Subsidiary) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.
      Transactions with Affiliates. We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; and

(2) we deliver to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of our Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of the relevant Restricted Subsidiary;

(2) transactions between or among us and/or our Restricted Subsidiaries;

(3) transactions with a person that is an Affiliate of ours solely because we own an Equity Interest in such person;

(4) payment of reasonable directors fees and reasonable indemnitees to persons who are not otherwise Affiliates of ours;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

(6) Restricted Payments or Permitted Investments that are permitted by the provisions described above under the caption “— Certain Covenants — Restricted Payments”; or

(7) transactions in the ordinary courses of business consistent with the past practices with persons that one of our directors serves as an officer or director of such person.
      Additional Subsidiary Guarantees. On the Issue Date each of our Domestic Subsidiaries executed a Subsidiary Guarantee. If we or any of our Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries; provided further, however, that if one of our Subsidiaries that is not a Guarantor guarantees any of our or a Guarantor’s Indebtedness, that Subsidiary will be required to provide us with a guarantee that ranks pari passu with (or, if that Indebtedness is subordinated Indebtedness, prior to) that Indebtedness.

      Sale and Leaseback Transactions. We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that we or any of our Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) we or that Restricted Subsidiary, as the case may be, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “— Certain Covenants — Liens”; provided, however, that clause (a) of this clause (1) shall not be applicable at any time after the occurrence of a Fall-away Event;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by us and set forth in an officers’ certificate delivered to the trustee of the property that is the subject of that sale and leaseback transaction; provided, however, that in the case of any sale and leaseback transaction for consideration exceeding $10.0 million, the fair market value shall be determined by our Board of Directors and set forth in an officers’ certificate delivered to the trustee; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply or the Restricted Subsidiary applies, as the case may be, the proceeds of such transaction in compliance with, the covenant described above under the caption “— Offers to Purchase — Asset Sales”; provided, however, that, in the event that we or any of our Restricted Subsidiaries consummates a sale and leaseback transaction at any time after the occurrence of a Fall-away Event, within twelve months of that sale and leaseback transaction, we will apply the Net Cash Proceeds thereof to permanently repay secured Indebtedness of us or a Guarantor, or any Indebtedness of any of our Restricted Subsidiaries that is not a Guarantor, and if any Indebtedness repaid under this clause (3) is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.
      Business Activities. We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.
      Payments for Consent. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
      Reports. Whether or not required by the Commission, so long as any notes are outstanding, we will file with the Commission (unless it will not accept the same for filing), within the time periods specified in the Commission’s rules and regulations, all reports, statements and other information required to be filed by a company subject to Section 13(a) or 15(d) of the Exchange Act. In the event that the Commission will not accept those reports for filing, we will nonetheless furnish to the holders of the notes within the same time period: (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports. If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operation of us and our

Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries, if materially different.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “— Offers to Purchase — Asset Sales”, and “— Offers to Purchase — Change of Control”;

(5) failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) failure by us or any of our Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest.
      The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest, or the principal and premium, if any, on, the notes.
      We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of us or any Guarantor, as such, will have any liability for any of our or our Guarantors’ obligations under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.
      Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      We may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6) we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

(7) we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) we shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy with respect to us between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of ours, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at our expense.

Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on, the notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums payable under the indenture by us; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default (other than a default in the payment of principal of, premium, if any, or interest on the notes, except a payment default resulting solely from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the captions “— Offers to Purchase — Change of Control” and “— Offers to Purchase — Asset Sales”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by the covenants described above under the captions “— Offers to Purchase — Change of Control” and “— Offers to Purchase — Asset Sales”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any holder of notes, we, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated notes in addition to or in place of certificated notes;

(c) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

(d) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

(e) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
Concerning the Trustee
      If the trustee becomes a creditor of us or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      The outstanding 6 1/8% notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The outstanding 6 1/8% notes were also eligible for offer and sale in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the outstanding 6 1/8% notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
      Rule 144A Notes initially were represented by one global note in registered, global form without interest coupons (the “Rule 144A Global Note”). Regulation S Notes initially were represented by one temporary note in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note”). The exchange notes initially will be issued in the form of one or more global notes (collectively, the “Registered Global Note”) and, except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Rule 144A Global Note, the Regulation S Temporary Global Note, the Regulation S

Permanent Global Note (as described below) and the Registered Global Note have been, or will be upon issuance, deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Note may be held through an indirect participant in DTC such as the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Note will be exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Note” and, together with the Regulation S Temporary Global Note, the “Regulation S Global Note”; the Regulation S Global Note, the Rule 144A Global Note and the Registered Global Note collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “— Exchanges Between Regulation S Notes and Rule 144A Notes.”
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
      Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described in the indenture. Regulation S Notes will also bear the legend as described in the indenture. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depositary Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Note may initially hold their interests therein through Participants such as Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the trustee nor any agent of the issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the issuer. Neither the issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions set forth in the indenture, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the issuer fails to appoint a successor depositary;

(2) the issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing an Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the indenture, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Exchanges Between Regulation S Notes and Rule 144A Notes
      Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

(2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

(a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.
      Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.
      Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/ Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.
Certifications by Holders of the Regulation S Temporary Global Notes
      A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the trustee (or the paying agent if other than the trustee) a certificate in the form required by the indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same Day Settlement and Payment
      The issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALtm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for the full text of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified person:

(1) Indebtedness of any other person existing at the time such other person is merged with or into or became a Restricted Subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Restricted Subsidiary of, such specified person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.
      “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory or equipment in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of our assets and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Offers to Purchase — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among us and our Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary; and

(4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors or a duly authorized committee of the board of directors of the corporation;

(2) with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership; and

(3) with respect to any other person, the board or committee of such person serving a similar function.
      “Board Resolution” means, with respect to any entity, a copy of a resolution certified by the Secretary or Assistant Secretary of that entity to have been duly adopted by the Board of Directors of that entity and to be in full force and effect on the date of certification, and delivered to the trustee.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      A “Change of Control” will be deemed to have occurred at such time when the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us or our subsidiaries is or becomes or has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 50% or more of our Voting Stock (including, without limitation, by means of or following a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger or direct or indirect transfer, sale, lease or disposition of all or substantially all of the consolidated assets of us and our subsidiaries) measured by voting power rather than number of shares; or

(2) the adoption of a plan relating to our liquidation or dissolution; or

(3) the first day on which a majority of the members of our entire Board of Directors are not Continuing Directors.
      “Change of Control Triggering Event” means, the occurrence of a Change of Control, or if after a Fall-away Event, there occurs both a Change of Control and a Rating Decline.
      “Commission” means the Securities and Exchange Commission.
      “Consolidated Cash Flow” means, with respect to any specified person for any period, the Consolidated Net Income of such person for such period:

(1) plus an amount equal to any extraordinary loss plus any net loss realized by such person or any of its Subsidiaries in connection with an Asset Sale to the extent such losses were deducted in computing such Consolidated Net Income;

(2) plus provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(3) plus consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income;

(4) plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; and

(5) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(1) the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Restricted Subsidiary of the person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument (other than those permitted under the “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant), judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) all after-tax fees, expenses or charges relating to the Refinancing Transactions shall be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded; and

(6) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries shall be excluded.
      “Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by us or one of our Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than upon an optional redemption by us), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any one of our Restricted Subsidiaries that was formed under the laws of the United States or any state of the United States or the District of Columbia.
      “DTC” means The Depository Trust Company.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Existing Indebtedness” means the Indebtedness of us and our Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date we first issue the notes, until such amounts are repaid.
      “Fixed Charges” means, with respect to any specified person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means with respect to any specified person for any period, the ratio of the Consolidated Cash Flow of such person and its Restricted Subsidiaries for such period to the Fixed Charges of such person and its Restricted Subsidiaries for such period. In the event that the specified person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date.
      “Foreign Restricted Subsidiary” means any of our Restricted Subsidiaries that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.
      “Government Securities” means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option (unless, for purposes of “Cash Equivalents” only, the obligations are redeemable or callable at a price not less than the purchase price paid by us or any of our Restricted Subsidiaries, together with all accrued and unpaid interest, if any, on such Government Securities).
      “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantors” means each of:

(1) the Domestic Subsidiaries; and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified person, the obligations of such person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions is designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.
      “Indebtedness” means, with respect to any specified person, any indebtedness of such person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
      “Investments” means, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such person is no longer our Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”. The acquisition by us or any of our Restricted Subsidiaries of a person that holds an Investment in a third person will be deemed to be an Investment by us or such Restricted Subsidiary in such third person in an amount equal to the fair market value of the Investment held by the acquired person in such third person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”.
      “Issue Date” means the date of original issuance of the notes.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Liquid Securities” means securities (1) of an issuer that is not an Affiliate of ours, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and (3) as to which (a) we are not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act), (b) a registration statement under the Securities Act covering the resale thereof is in effect or (c) we or one of our Restricted Subsidiaries is entitled to registration rights under the Securities Act, in each case in this clause (3) for as long as the securities are held; provided, however, that securities meeting the requirements of clauses (1), (2) and (3) of the definition shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (y) one year following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within one year of receipt thereof, then, for purposes of determining whether the transaction pursuant to which the securities were received complied with the provisions of the indenture described under “— Offers to Purchase — Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Income” means, with respect to any specified person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales or brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “New Credit Facility” means that certain credit agreement dated as of May 12, 2005 among us and certain of our Restricted Subsidiaries, as borrowers, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time of both any holder of any other Indebtedness (other than the notes) of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Business” means the lines of business conducted by us and our Restricted Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an officers’ certificate delivered to the trustee.
      “Permitted Investments” means:

(1) any Investment in us or in any of our Restricted Subsidiaries;

(2) any Investment in Cash Equivalents;

(3) any Investment by us or any of our Restricted Subsidiaries in a person engaged in a Permitted Business, if as a result of such Investment:

(a) such person becomes one of our Restricted Subsidiaries; or

(b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or any of our Restricted Subsidiaries;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Offers to Purchase — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) other Investments in any person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Assets at the time of such Investment; and

(9) additional Investments after the Issue Date in Intelliserv, Inc. in an amount not to exceed $17.0 million at any time outstanding.

      “Permitted Liens” means:

(1) Liens on assets of us and any of our Restricted Subsidiaries securing Indebtedness pursuant to Credit Facilities;

(2) Liens in favor of us or the Guarantors;

(3) Liens on property of a person existing at the time such person is merged with or into or consolidated with us or any of our Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by us or any of our Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens securing Indebtedness of our Foreign Restricted Subsidiaries that are not Guarantors in accordance with clause (8) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred by us or any of our Restricted Subsidiaries securing Indebtedness permitted to be incurred pursuant to clause (10) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Liens incurred by us or any of our Restricted Subsidiaries in the ordinary course of business with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

(12) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof.
      “Permitted Refinancing Indebtedness” means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the

Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.
      “Rating Category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C (or equivalent successor categories) and (iii) the equivalent of any such category of S&P and Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P: 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well from BB- to B, will constitute a decrease of one gradation).
      “Rating Decline” means (i) a decrease of two or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by either Rating Agency or (ii) a withdrawal of the rating of the notes by either Rating Agency, provided, however, that such decrease or withdrawal occurs on, or within 90 days following, the date of public notice of the occurrence of a Change of Control or of the intention by us to effect a Change of Control, which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency.
      “Refinancing Transactions” means collectively (1) the issuance of the notes on the Issue Date, (2) the execution of the New Credit Facility and the initial borrowings thereunder, (3) the tender offer and consent solicitation for our 9% Senior Notes due 2009, and (4) the redemption of our 9 5/8% Notes due 2007.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a person means any Subsidiary of such person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and

(2) any partnership the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or the only general partners of which are that person or one or more Subsidiaries of that person (or any combination thereof).
      “Subsidiary Guarantee” means the guarantee of the notes by each of the Guarantors pursuant to the indenture and in the form of the guarantee endorsed on the form of guarantee attached as Exhibit E to the indenture and any additional guarantee of the notes to be executed by any of our Subsidiaries pursuant to the covenant described above under the caption “— Certain Covenants — Additional Subsidiary Guarantees”.
      “Total Assets” means the total consolidated assets of us and our Restricted Subsidiaries, as shown on our most recent balance sheet.
      “Unrestricted Subsidiary” means any one of our Subsidiaries (or any successor to any of them) that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons who are not our Affiliates;

(3) is a person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.
      Any designation of any of our Subsidiaries as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by one of our Restricted Subsidiaries as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and

Issuance of Preferred Stock”, we will be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
EXCHANGE OFFER; REGISTRATION RIGHTS
      The following description is a summary of those provisions of the registration rights agreement that we consider material. It does not restate that agreement in its entirety. A copy of the registration rights agreement may be obtained from us and is incorporated by reference in the registration statement of which this prospectus is a part. We urge you to read the registration rights agreement because it, and not this description, define your rights as holders of the outstanding 6 1/8% notes.
      We, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement (the “Registration Rights Agreement”) on the original issue date of the outstanding 6 1/8% notes (the “Issue Date”) pursuant to which each of we and the subsidiary guarantors agreed, that we will, at our expense, for the benefit of the holders of the notes (the “Holders”),

1. within 90 days after the Issue Date (the “Filing Date”), file a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to a registered offer (the “Exchange Offer”) to exchange the outstanding 6 1/8% notes for notes (the “Exchange Notes”) of Grant Prideco, Inc., guaranteed on a senior unsecured basis by the subsidiary guarantors, which Exchange Notes will have terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions), and

2. use reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date.
      Upon the Exchange Offer Registration Statement being declared effective, we will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the outstanding 6 1/8% notes. We will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the outstanding 6 1/8% notes surrendered to us pursuant to the Exchange Offer, the Holder who surrendered such note will receive an Exchange Note having a principal amount equal to that of the surrendered outstanding 6 1/8% note. Interest on each Exchange Note will accrue
      (A) from the later of:

1. the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or

2. if the outstanding 6 1/8% note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or
      (B) if no interest has been paid on such note, from the Issue Date.
      Under existing interpretations of the SEC contained in several no-action letters to third parties, the Exchange Notes and the related guarantees will be freely transferable by holders thereof (other than affiliates of ours) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its notes for Exchange Notes will be required to represent:

1. that any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

2. that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act;

3. that it is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours;

4. if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes; and

5. if such Holder is a broker-dealer (a “Participating Broker-Dealer”) that will receive Exchange Notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes.
      We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.
      If,

1. because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect an Exchange Offer; or

2. the Exchange Offer is not consummated within 225 days of the Issue Date; or

3. in certain circumstances, certain holders of unregistered Exchange Notes so request; or

4. in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the Holders and the Trustee written notice thereof, and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the outstanding 6 1/8% notes (the “Shelf Registration Statement”) and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable outstanding 6 1/8% notes have been sold thereunder.
      We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells outstanding 6 1/8% notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).
      If we fail to meet the targets listed above, then additional interest (the “Additional Interest”) shall become payable in respect of the notes as follows:

1. if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the SEC on or prior to 90 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

2. if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the SEC on or prior to 180 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the 90th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

3. if (A) we have not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the earlier of the 45th day on which the Exchange Offer Registration Statement was declared effective or the 225th day after the Issue Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the earlier of the 46th day after the effective date or the 225th day after the Issue Date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 2.0% per annum; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of Exchange Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3) (B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.
      Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of (1) the material U.S. federal income tax considerations to holders of the notes who purchase in this offering at the initial issue price and are U.S. Holders (as defined below) and (2) the material U.S. federal income tax considerations to holders of the notes who purchase in this offering at the initial issue price and are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of notes and is limited to initial purchasers of notes who hold the notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to U.S. Holders, but certain special rules not discussed herein may apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular holders of notes in light of their particular circumstances or to certain types of holders (such as certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, partnerships or other pass-through entities (or investors in such entities), dealers in securities or currencies, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, certain U.S. expatriates or holders of notes whose “functional currency” is not the U.S. dollar) or the effect of any applicable state, local or foreign tax laws.
      If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisors.
      This discussion is provided for general information only and does not constitute legal advice to any prospective purchaser of the notes. Additionally, this discussion cannot be used by any holder for the purpose of avoiding tax penalties that may be imposed on such holder. If you are considering the purchase of the notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. You should also consult with your tax advisors concerning any possible enactment of legislation that would affect your investment in the notes in your particular circumstances.
U.S. Federal Income Taxation of U.S. Holders
      As used herein, the term “U.S. Holder” means a holder of a note that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents), (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of source, or (d) a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons within the meaning of the Code have authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person pursuant to applicable Treasury regulations.

Payment of Interest
      Interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

      It is expected (and this discussion assumes) that the notes will not be issued with original issue discount for U.S. federal income tax purposes. However, if the “stated redemption price at maturity” of the notes (generally, the sum of all payments required under the notes other than payments of stated interest unconditionally payable at least annually at a single fixed rate) exceeds their “issue price” (which is the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) by more than a de minimis amount, a U.S. Holder will be required to include such excess in gross income as original issue discount, as it accrues, using a constant-yield method based on a compounding of the interest before the receipt of cash payments attributable to this income.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes
      Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which amount will be taxable as ordinary income to the extent not previously included in income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note by such U.S. Holder, decreased by the amount of any payments (other than interest) received by such U.S. Holder.
      Gain or loss recognized by a U.S. Holder on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. The deduction of capital losses is subject to certain limitations. U.S. Holders of notes should consult their tax advisors regarding the treatment of capital gains and losses.

Exchange Offer
      We intend to offer to exchange the notes for exchange notes in satisfaction of our obligations under the registration rights agreement. See “Exchange Offer — Registration Rights.” The exchange of a note by a U.S. Holder for an exchange note pursuant to the Exchange Offer Registration Statement will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to U.S. Holders who exchange notes for exchange notes pursuant to the Exchange Offer Registration Statement, and any such U.S. Holder should have the same adjusted tax basis and holding period in the exchange notes as it had in the notes immediately before the exchange.

Backup Withholding and Information Reporting
      Information reporting requirements will generally apply to payments of interest on a note to a U.S. Holder, and to proceeds paid to a U.S. Holder from the sale or redemption of a note before maturity (collectively, “reportable payments”). The amount of any reportable payments, including interest, made to U.S. Holders in respect of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. Holders and to the Internal Revenue Service (“IRS”) for each taxable year.
      Additionally, we, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to deduct and withhold the applicable tax from any reportable payment that is subject to backup withholding if, among other things, a U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), certify that such number is correct, certify that such U.S. Holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including all corporations and financial institutions, are not subject to backup withholding and information reporting requirements for payments made in respect of the notes. Any amounts withheld under the backup withholding rules from a reportable payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Taxation of Foreign Holders
      The following discussion is a summary of the material U.S. federal income tax considerations to a Foreign Holder that holds a note. As used herein, the term “Foreign Holder” means a holder of a note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, trust or estate that is not a U.S. Holder, as defined above.

Payment of Interest on Notes
      In general, no U.S. federal withholding tax will be imposed with respect to the payment of interest on a note owned by a Foreign Holder (the “Portfolio Interest Exception”), provided that (1) the Foreign Holder or the Financial Institution holding the note on behalf of the Foreign Holder provides a statement, which may be provided on IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable (an “Owner’s Statement”), to us, our paying agent or the person who would otherwise be required to withhold tax, certifying, under penalties of perjury, that such Foreign Holder is not a United States person (as defined in the Code) and providing the name and address of the Foreign Holder, (2) such interest is treated as not effectively connected with the Foreign Holder’s U.S. trade or business, (3) such interest payment is not made to a Foreign Holder within a foreign country that the IRS has listed on a list of countries having provisions inadequate to prevent U.S. tax evasion, (4) interest payable with respect to the notes is not deemed contingent interest within the meaning of the portfolio debt provisions, (5) such Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all of the classes of our stock entitled to vote, and (6) such Foreign Holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through stock ownership. As used herein, the term “Financial Institution” means a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business that holds a note on behalf of the owner of the note.
      A Foreign Holder who does not qualify for the Portfolio Interest Exception would, under current law, generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments. However, a Foreign Holder will not be subject to the 30% withholding tax if such Foreign Holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty, or (2) IRS Form W-8ECI (or substitute form) stating that the interest paid on the notes is not subject to withholding tax because it is effectively connected with the Foreign Holder’s U.S. trade or business.
      Special rules may apply to certain Foreign Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” Foreign Holders subject to U.S. federal income tax on a net basis and certain U.S. expatriates. Such Foreign Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes
      The 30% U.S. federal withholding tax will generally not apply to any gain that a Foreign Holder recognizes upon the redemption, retirement, sale, exchange or other taxable disposition of a note.
      In general, gain recognized by a Foreign Holder upon the redemption, retirement, sale, exchange or other disposition of a note will not be subject to U.S. federal income tax unless such gain or loss is effectively connected with a trade or business of such Foreign Holder in the United States (and, if an income tax treaty applies, such gain is attributable to a “permanent establishment” maintained by such Foreign Holder). However, a Foreign Holder may be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such gain if the Foreign Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of the note and certain other requirements are met.

Exchange Offer
      The exchange of notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for a Foreign Holder.

Backup Withholding and Information Reporting
      Backup withholding and information reporting requirements generally do not apply to payments of interest made by us or a paying agent to Foreign Holders if the Owner’s Statement described above is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments of interest are made to a Foreign Holder of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such Foreign Holder, or if the foreign office of a foreign “broker” (as defined in applicable Treasury regulations) pays the proceeds of the sale (including a redemption) of a note to the seller thereof, backup withholding and information reporting also will not apply, assuming the applicable Owner’s Statement described above is received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the beneficial owner otherwise establishes an exemption. Information reporting requirements (but not backup withholding) may apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a U.S. trade or business, (c) a “controlled foreign corporation” (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States, or (d) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding and information reporting unless the Foreign Holder provides the Owner’s Statement described above (and the payor does not have actual knowledge that the Foreign Holder is a United States person) or otherwise establishes an exemption.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding 6 1/8% notes where the outstanding 6 1/8% notes were acquired as a result of market-making activities or other trading activities. We have agreed that, after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or in a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers-dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will be delivering a prospectus, a broker-dealer will not be regarded as admitting that it is an “underwriter”, within the meaning of the Securities Act.
      As required by applicable securities laws, after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the outstanding 6 1/8% notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the issuance of the exchange notes will be passed upon by Fulbright & Jaworski L.L.P.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The consolidated financial statements of Grant Prideco, Inc. appearing in Grant Prideco, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and Grant Prideco, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that Grant Prideco, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$200,000,000
6 1/8% Senior Notes due 2015, Series B

PROSPECTUS

January 27, 2006